As filed with the Securities and Exchange Commission on April 6, 2011

Commission File Number: 333-169924

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOUISIANA FOOD COMPANY (Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2000 (Primary Standard Industrial Classification Code Number)	27-3257760 (I.R.S. Employer Identification No.)

917 Third Street, Norco, Louisiana 70079 Telephone: (877) 732-2143 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Loflin, 917 Third Street, Norco, Louisiana 70079 (877) 732-2143 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to: Eric Newlan, Esq. Newlan & Newlan 800 Parker Square, Suite 205 Flower Mound, Texas 75028 Telephone: (972) 899-4070 Facsimile: (877) 796-3934

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE: DE-REGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-1, File No. 333-169924 (the “Registration Statement”), of Louisiana Food Company (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2010, as amended by Amendment No. 1 to the Registration Statement filed with the SEC on November 18, 2010, as amended by Amendment No. 2 to the Registration Statement filed with the SEC on December 9, 2010, and declared effective on January 11, 2011, the Company registered the following securities:

1.	1,000,000 shares of the Company’s common stock (the “Direct Public Offering Shares”), for direct sale to the public, from time to time (the “Direct Public Offering”); and

2.	8,380,000 shares of the Company’s common stock (the “Selling Shareholder Shares”), for resale by certain shareholders of the Company.

The Direct Public Offering Shares were registered to permit the sale of the Direct Public Offering Shares by the Company.

The Selling Shareholder Shares were registered to permit the resale of the Selling Shareholder Shares by the selling shareholders named in the Registration Statement.

On March 29, 2011, the Company terminated the Direct Public Offering, the Board of Directors of the Company having determined it to be in the best interests of the Company and its shareholders to so terminate the Direct Public Offering. As of the date of such termination, no Direct Public Offering Shares had been sold. As a result of such termination, the Company seeks to de-register all 1,000,000 Direct Public Offering Shares that remain unsold under the Registration Statement as of the date hereof.

Pursuant to the undertaking of the Company required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to de-register all 1,000,000 Direct Public Offering Shares that remain unsold as of the date hereof under the Registration Statement and that would have otherwise remained available for sale under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norco, State of Louisiana, on the 6th day of April, 2011.

LOUISIANA FOOD COMPANY

By:	/s/ DAVID LOFLIN

David Loflin, President (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature	Title(s)	Date

/s/ DAVID LOFLIN	April 6, 2011

David Loflin	President (Principal Executive Officer) and Director

/s/ WADDELL D. LOFLIN	April 6, 2011

Waddell D. Loflin	Vice President, Acting Chief Financial Officer (Principal Financial and Accounting Officer), Secretary, Treasurer and Director